Exhibit 99.1

Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based upon the strategy of Acquire, Enhance and Grow; Enhancing product acquisitions with improved formulations and effective marketing strategies. Based upon this proven success, the Company is now expanding to a strategy to improve and expand product offerings, strengthen our financial profile, increase alignment with shareholders’ interests and focus intensely on operations. These initiatives underscore the Company’s continuing commitment to build long-term shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY RESPONDS TO REPORTS
FROM PROXY ADVISORY FIRMS

Fairfield, NJ—October 19, 2006—BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) today responded to reports issued by Institutional Shareholder Services (ISS) and Glass Lewis & Co. stating that the Company expected the opinions that were issued. Bradley believes that these services, which tend to provide recommendations in favor of dissidents, generally consider corporate governance criteria that are narrow in scope and do not reflect the value the highly qualified, Bradley nominated directors can provide shareholders in the future.

While the opinions were expected, Bradley is appreciative of the recognition by ISS of steps taken by the Company to improve its Board’s composition and governance matters which has resulted in an enhanced Corporate Governance Quotient. ISS noted that Bradley now outperforms more than 60% of the companies ranked in ISS’s Pharmaceuticals & Biotechnology sector.

The Company also believes it was significant that ISS favored Bradley board nominee William J. Murphy compared to John Ross, Costa Brava’s nominee, “due to (Mr. Murphy’s) extensive finance experience, particularly as a CFO of a publicly held information company.”

Bradley also felt it was important that ISS acknowledged, “7 out of 8 management nominees are independent as per NYSE regulations.” This directly contradicts the assertion made by Costa Brava that the proposed directors are not independent. Glass Lewis also underscored an important concern the Company has about Costa Brava, stating “Costa Brava does not have a specific business plan for the Company.” Bradley has repeatedly stated that Costa Brava and its nominees will disrupt Bradley’s well-established business plan without offering a viable alternative.

An important consideration that Bradley feels that ISS and Glass Lewis overlooked is Costa Brava’s poor track record. Bradley strongly believes that Costa Brava’s experience gives no evidence that the relatively small hedge fund and its agents have the ability to positively enhance the corporate governance or financial performance of the companies they invest in. On the contrary, Costa Brava has a history of bringing instability, increased costs and lost share value to the companies in which it invests.

Bradley believes that ISS and Glass Lewis also overlooked Bradley’s recent strong operating results by suggesting that the proxy contest contributed to the Company’s stock performance. Bradley notes that its stock price surged 18% on the day Bradley announced impressive second quarter results. Bradley also disagreed with the recommendation that Bradley pay Costa Brava’s fees associated with the proxy contest. Bradley believes that these fees, currently estimated by Costa Brava to be $850,000, could actually be much higher.

Bradley shareholders are urged to support a Board and Management Team that is committed to continuing to increase shareholder value. Bradley has a history of delivering strong results, including:

•	Bradley has averaged annual Net Sales growth of 50% and posted annual Net Profits for the five consecutive years since 2000.
•	For the First Half 2006, Net Sales were up 17% and Net Income was up more than 110%.
•	The Company’s stock value has increased more than 80% and has significantly outperformed the specialty pharmaceutical sector YTD.
•	Since 2001, as reported by Reuters, Bradley has averaged ratios that out-pace the pharmaceutical industry in Sales Growth, Earnings Per Share Growth, Gross Margin, Operating Margin, Net Profit Margin, Return on Equity, Return on Investment and Return on Assets.

With the Annual Meeting one week away, Bradley reminds shareholders to show their support for the Company and its continued success by voting and returning the WHITE proxy card.

Permission to use quotations from the ISS and Glass Lewis reports was not sought or obtained.

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to Georgeson, Inc. in the self-addressed, stamped envelope provided.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE proxy card in the self-addressed, stamped envelope provided. YOU MAY ALSO CAST YOUR VOTE USING YOUR TOUCH TONE PHONE OR VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR WHITE PROXY CARD. WE ENCOURAGE YOU TO VOTE BY PHONE OR INTERNET TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. PLEASE VOTE TODAY.

After voting the enclosed WHITE proxy card, do not return any proxy card sent to you by Costa Brava Partnership III L.P. Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting. If you have previously voted a proxy sent to you by Costa Brava Partnership III L.P., you may revoke that proxy by executing a later dated WHITE proxy using any of the methods listed above.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

Georgeson, Inc.
17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers (212) 440-9800
Stockholders Call Toll-Free (866) 856-2826

The Company’s Annual Meeting of Stockholders is scheduled for Thursday, October 26, 2006 at 9:00 a.m. Eastern Time, at the offices of Morrison & Foerster LLP in New York City. Bradley strongly urges stockholders to return their signed WHITE proxy card and to elect the Company’s slate of directors and reject the Costa Brava/Hamot proposals. The Company strongly urges stockholders not to return any Costa Brava proxy card that they may receive.

Additional Information

On September 29, 2006, Bradley filed with the SEC and began mailing to its stockholders a notice of annual meeting and a definitive proxy statement, together with a WHITE proxy card that can be used to elect our independent director nominees and to vote upon all the proposals expected to be presented at the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF BRADLEY ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BRADLEY AND THE 2006 ANNUAL MEETING OF STOCKHOLDERS. Stockholders can obtain additional copies of the notice of annual meeting and proxy statement, including the WHITE proxy card, and other documents filed by Bradley with the SEC when they become available, by contacting Bradley at Bradley Pharmaceuticals, Inc., Investor Relations, 383 Route 46 West, Fairfield, NJ 07004-2402, or by telephone at (973) 882-1505, ext. 313. Copies of the proxy materials may also be requested by contacting our proxy solicitor, Georgeson, Inc., toll-free at 1-866-856-2826. In addition, documents filed with the SEC by Bradley are available free of charge at the SEC’s website at http://www.sec.gov.

Bradley, its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of Bradley’s security holders in connection with its 2006 Annual Meeting of Stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the definitive proxy statement.

Safe Harbor for Forward-Looking Statements

This letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, launches by Bradley of new products, market acceptance of Bradley’s products, timing and repurchases of shares of common stock, and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to: estimate sales; comply with the restrictive covenants under its credit facility; refinance its credit facility, if necessary; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry and file required financial statements with the SEC in a timely manner; remediate its material weaknesses in its internal controls; maintain sales of its products; successfully acquire, develop, integrate, or sell new products, including POLYPHENON® E Ointment when and if approved by the FDA and the products incorporating the delivery systems to be developed by Polymer Science; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action, shareholder derivative lawsuits and controversies or proceedings arising out of the current proxy contest), government regulation, stock price volatility and ability to achieve strategic initiatives to enhance long-term shareholder value. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.